Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 22, 2025, by and between SRM Entertainment, Inc., a corporation incorporated under the laws of the State of Nevada with a principal place of business at 1061 E. Indiantown Road, Suite 110, Jupiter, FL 33477 (the “Company”), and Douglas McKinnon, an individual (“Executive”); however, the effective date for all provisions herein are effective January 1, 2024, (the “Effective Date”).

RECITALS

A.	Executive is knowledgeable with respect to the business of the Company.

B.	Company desires to offer employment to Executive and Executive desires to be employed by Company.

C.	Company and Executive agree to enter into an Employment Agreement providing for the term set forth in Article I below, on the terms and conditions herein provided.

D.	The Employment Agreement dated August 5, 2019, including all subsequent amendments thereto, entered into by Executive and Safety Shot, Inc. (formerly Jupiter Wellness, Inc.) which was assumed by the Company on August 3, 2023, is hereby cancelled and superseded by this Agreement and, as of the Effective Date, is of no further force or effect.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will employ Executive under the terms of this Agreement for the period of three years, commencing on commencing on the date hereof (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods, (each, a “Renewal Term” and the Initial Term and any Renewal Term are collectively referred to as the “term of employment”) thereafter, unless either party hereto sends written notice of termination to the other party, not less than 90 days before the end of the then-existing Initial Term or Renewal Term, of such party’s desire to terminate the Agreement at the end of the then-existing Initial Term or Renewal Term, in which case this Agreement will terminate at the end of the then-existing Initial Term or Renewal Term.

ARTICLE II

Duties

2.01 Duties and Office. During the term of employment, Executive will: (a) promote the interests, within the scope of his duties, of the Company; (b) serve as the Chief Financial Officer of the Company; (c) perform the duties and services consistent with the title and function of such office; and (d) shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors of the Company (the “Board”) and the Company’s Chief Executive Officer.

2.02 Outside Activities. Notwithstanding anything contained in clause 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (b) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company (the “Board”) reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Salary, Bonus, Restricted Share Award, Options Award

3.01 Base Salary. Effective retroactive to January 1, 2024, the Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Two Hundred and Fifteen Thousand dollars ($215,000) Thereafter, the Base Salary shall increase at the rate of at least ten percent (10%) on January 1 of each following year. Base Salary will be payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. For each additional Renewal Term, the salary will be a ten percent (10%) increase over the previous year’s salary.

3.02 Annual Cash Bonus. Executive’s annual cash bonus for his work shall be set by the Board and Compensation Committee (the “Bonus”). The Bonus may be paid, at the election of Employee, in cash or shares of Common Stock.

3.03 Restricted Share Award. Beginning on the date hereof, the Company will grant a Restricted Share Award (“RSA”) of restricted shares of the Company’s common stock equal to the Base Salary to the Executive and on January 1 of each year of the Initial Term or any Renewal Term thereafter, the Company shall grant Executive Restricted Shares pursuant to the Company’s Equity Incentive Plan (the “Plan”). Each RSA Grant shall be fully vested upon grant. The RSA Grants shall be subject to the terms of the Plan and any award agreement the Plan requires as a condition of the RSA Grants.

3.04 Equity Incentive Grants In addition to the foregoing RSA Grants, the Company shall make the following equity incentive grants (“Equity Incentive Grants”) to Executive with the following values upon the completion of the following goals. Awards may be made in the form of fully vested Restricted Shares Awards or Options to purchase shares of Company Common Stock (“Options”). All of the awards referred to in this Section 3.04 shall be made pursuant to the Plan, subject to approval by the Company’s shareholders of a sufficient number of shares available for issuance under the Plan. Each goal may be met only once and only one award shall be issued upon the meeting of a goal. The Committee, as defined in the Plan, shall make the determination, in its reasonable discretion, whether the goals for receiving Equity Incentive Grants have been met, based upon the audited financial reports provided by the Company’s accountants. The number of Restricted Share Awards or Options granted shall be determined by the Plan on the basis of the dollar value of the Equity Incentive Grant divided by the average closing share price over the thirty (30) trading days preceding the date the Committee issues a written determination that a goal was met. Option values shall be determined by the Committee in its discretion using Black-Scholes modeling or such other methods as it reasonably determines. Executive must be employed on the date the Committee has issued a written determination that a goal has been met in order to receive an Equity Incentive Grant. In each case, an Equity Incentive Grant shall be issued on the last business day of the quarter in which the Committee issues a written determination that a goal has been met. An Equity Incentive Grant under sub-sections 3.04(a),(b), and (c) herein may be transferred, following grant, to a trust or limited liability company that qualifies as a “Family Member” under the Plan to the extent the shares of Common Stock issued pursuant to the Equity Incentive Grant would be eligible for registration on Form S- 8.

(a) Management Performance. As determined on a calendar year basis, the Company shall make the following Equity Incentive Grants when the Committee issues a written determination that Management’s goals have been met which includes the target objectives of the CEO. The target bonus for the Employee shall be equal to 75% of the bonus paid to the CEO and determined by the Compensation Committee. The Bonus may be paid, at the election of Employee, in cash or shares of Common Stock (calculated at the fair market value of such shares as determined by the Board).

(b) Market Capitalization Goals. When the Committee makes a written determination that the Company’s market capitalization, based on the closing price on a national securities exchange on 30 (thirty) consecutive trading days, exceeds the thresholds set forth below, the Company shall make the following Equity Incentive Grants:

Market Capitalization Goals	Value of Restricted Share Awards or Options to be Awarded
$50,000,000	$250,000
$100,000,000	$500,000
$500,000,000	$1,000,000
Each additional $500,000,000	$1,000,000

(c) Stock Splits/Reverse Stock Splits. If, after the Effective Date, there is a stock split, reverse stock split, or other event described in Article XIV of the Plan, the number of shares subject to the Equity Incentive Grants shall be proportionately adjusted as described in Article XIV of the Plan, as determined by the Committee (as defined in the Plan).

3.05 Allowances/Perquisites. The Company’s Compensation Committee or its designee shall determine what allowances and perquisites shall be granted to Executive and shall describe them specifically in writing prior to Executive accepting any allowances or perquisites.

ARTICLE IV

Benefits, Expenses,

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company (the “Insurance Plans”). For the term of this agreement, the Company shall pay all premiums with respect to such Insurance Plans, provided, however, that if federal nondiscrimination rules prohibit payment of Executive’s full health insurance premiums, the Company shall pay only the same portion of Executive’s health care premiums as are consistent with such rules. The Company may, in its sole discretion, amend, modify, or terminate, any Insurance Plan at any time in accordance with applicable law.

4.02 Vacation. Executive shall be entitled to Four (4) weeks of vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse, Executive for all reasonable business and out-of-pocket expenses directly and integrally related to Executive’s duties and actually incurred by him in the conduct of the business of the Company including business class air travel for flights, quality hotels and rental cars, entertainment and similar executive expenditures.

ARTICLE V

Termination

5.01 Automatic. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) the Executive’s termination pursuant to section 5.03 or (c) the Executive’s death.

5.02 By the Company. This Agreement (and Executive’s employment) may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean the Executive cannot physically or mentally perform the essential functions of the position with or without reasonable accommodations for a period of six (6) consecutive months or more.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any material breach by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof), upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within thirty (30) days after such notice;

(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within thirty (30) days after such notice; or

(iv) A felony conviction of Executive under the laws of the United States or any state (except for any conviction based on a vicarious liability theory and not the actual conduct of the Executive).

In the event the Company has given written notice of Cause under Section 5.02(b)(i) or (iii), the Company may place Executive on paid leave during the 30-day cure period and such action shall not constitute Constructive Termination under Section 5.03(b) of this Agreement. Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment; and Executive shall receive no severance under this Agreement.

5.03 By the Executive.

(a) Constructive Termination. This Agreement may be terminated by the Executive upon written notice to the Company of “Change of Control”, an Attempted Change of Control” or a “Constructive Termination” (as defined herein) by the Company. Change in Control. Upon the occurrence of a “Change in Control” (as defined herein) of the Company. The term “Change in Control” shall mean any of the following: (i) a replacement of more than one half of the Board of Directors of the Company from that membership of the Board of Directors which exists as of the date hereof, (ii) sale or exchange of all or substantially all of the assets of the Company, (iii) a merger or consolidation involving the Company where the Company is not the survivor in such merger or consolidation, (iv) a liquidation, winding up, or dissolution of the Company, or (v) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within 45 days of filing. An Attempted Change in Control shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in subparagraphs (i), (ii), (iii), (iv) or (v) above whether or not such attempt is made with the approval of a majority of the then current members of the Board.

(b) Definition. The term “Constructive Termination” shall mean any of the following:

(i) Any material breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties materially inconsistent with his position specified in Section 2.01 hereof or any material breach by the Company of such Section;

(ii) A substantial and continued reduction in the level of support, services, staff, secretarial resources, office space, and accoutrements below that which is reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees;

(iii) a reduction in the Executive’s Base Salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive);

(iv) a requirement that the Executive be based anywhere other than within 50 (fifty) miles of Jupiter Florida or Castle Pines, CO: or

(iv) a material diminution in the Executive’s title, duties, or responsibilities from those in effect on the date hereof .

No event shall constitute Constructive Termination unless the Executive has notified the Company in a writing specifically describing the event which constitutes Constructive Termination within 90 (ninety) days of the condition first arising and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice.

5.04 Consequences of Termination. Upon any termination of Executive’s employment with the Company for any reason, except for a termination for Cause pursuant to Section 5.02(b), the Executive shall be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the then-existing Base and the last year’s Bonus or (ii) the Base payable through the remaining Initial Term (the “Severance”), and (b) retain the benefits set forth in Article IV and any unexercised options for the remainder of the Initial Term or Renewal Term, as then applicable. As a condition to the Company’s obligation to pay said Severance, Executive shall execute a comprehensive release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance) (Release of Claims) within twenty-one (21) days of the effective date of termination of employment. All Accrued Obligations and Severance shall be paid to Executive within seven (7) days of the effective date of termination of employment.

ARTICLE VI

Covenants

6.01 Confidential Information. Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of five years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients (“Confidential Information”) and obtained by him in the course of his employment hereunder. Provided, however, that Confidential Information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

6.02 Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, rules of any stock exchange, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before any Court, governmental entity, any other self-regulatory organization, any other federal or state regulatory authority, or any stock exchange. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Executive from reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law.

6.03 Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

6.04 Company Records. All records, papers, and documents kept or made by the Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.05 Non-solicitation. Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers). During Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment at any time and for any reason, except for those set forth in Section 5.03 in which event this section is inapplicable, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Executive further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Executive about discontinuing business with the Company or moving that business elsewhere, Executive will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company

6.06. Noncompetition. Executive agrees as follows, except in the event of a termination pursuant to Section 5.03, in which event this section is inapplicable:

(a) Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 25% interest or any entity or person which is under the control of the Executive) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section shall not prohibit Executive or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Executive and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company (without the approval of the Board of Directors) and Executive will not combine or conspire with any other Executives of the Company for the purpose of the organization of any such competitive business activity.

(b) In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i) engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(ii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

6.07. Non-disparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or Executives. In addition, the Company agrees that its Board of Director and executives will not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements. Nothing contained herein shall be deemed to prevent the Executive from performing his duties hereunder, including but not limited to conducting candid, internal discussions. This paragraph shall not prohibit any person from testifying truthfully in response to a lawful subpoena.

6.08 Severability. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.09 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.10 Company Representation. The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01 Entire Agreement. This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, including, without limitation, the Original Employment Agreement. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law. Miscellaneous

9.01 Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. All actions brought to interpret or enforce this Agreement shall be brought in courts of the State of Florida located in Palm Beach County, Florida, or in the United States District Court for the Western District of Tennessee.

9.02 Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim, or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnity. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers’ liability insurance policy.

9.04 No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and .pdf signatures shall be considered originals for purposes of this Agreement.

9.07 Section Heading. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.08 Internal Revenue Code § 409A. This Agreement shall at all times be administered and interpreted in a manner which is consistent with and complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of the Agreement (“Section 409A”). To the extent necessary to comply with Section 409A, the term “termination of employment” shall mean “separation from service” as defined in Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY

SRM ENTERTANMENT, INC.

By:	/s/ Richard Miller
Richard Miller, CEO

THE EXECUTIVE

By:	/s/ Douglas McKinnon
Douglas McKinnon